Exhibit 99.1

Contact:	David Taylor
Chief Financial Officer
(336) 335-7668

Investor Relations
(866) 321-5418
LORILLARD, INC. REPORTS FOURTH QUARTER AND ANNUAL 2009 RESULTS
GREENSBORO, NC, February 8, 2010—Lorillard, Inc. (NYSE:LO) today reported results for the quarter and year ended December 31, 2009.
Highlights
•	Full Year 2009
•
Net sales were $5.233 billion for 2009, compared to $4.204 billion for 2008. 2009 included a significant increase in federal excise taxes. Net sales excluding excise taxes were $3.686 billion for 2009 compared to $3.492 billion for 2008, an increase of 5.6%.

•	Operating income increased 8.9% to $1.541 billion, or 41.8% of net sales excluding excise taxes compared to 2008.

•	Earnings per diluted share were up 11.8% to $5.76 compared to $5.15 in 2008.

•	Lorillard’s 2009 domestic wholesale shipments declined 3.9% compared to 2008 versus an 8.6% decline in total domestic industry shipments.

•	Newport domestic retail market share increased by 0.36 points over 2008 to 10.28%.

•	For the full year the Company repurchased approximately 12.3 million shares and paid cash dividends of $3.84 per share.
•	Fourth Quarter 2009
•
Net sales were $1.378 billion for the fourth quarter of 2009, compared to $1.088 billion for the fourth quarter of 2008. 2009 included a significant increase in federal excise taxes. Net sales excluding excise taxes were $932 million for the fourth quarter of 2009 compared to $912 million for the fourth quarter of 2008, an increase of 2.2%.

•	Operating income was $398 million compared to $414 million for the fourth quarter of 2008, a decrease of 3.9%.

•	Earnings per diluted share were $1.52 compared to $1.53 for the fourth quarter of 2008.

•	Lorillard’ fourth quarter domestic wholesale shipments declined 3.6% compared to the same period in 2008 versus a 7.4% decline in total domestic industry shipments.

•	Newport domestic retail market share increased by 0.46 points over the year ago period to 10.32%.

•	The Company repurchased approximately 5.2 million shares and paid a cash dividend of $1.00 per share.
“Given the challenges presented by an unprecedented increase in the federal excise taxes on cigarettes in April 2009, we are pleased to announce our fourth quarter and full year 2009 results were consistent with our long-standing strategic objective of balancing profitability and the improvement of the Newport brand’s market share performance,” stated Martin Orlowsky, Chairman, President and Chief Executive Officer. “For 2009, our operating income increased by 8.9% over 2008 and Newport’s 2009 domestic retail share reached 10.28%, as measured by the Company’s proprietary retail database, up 0.36 points versus 2008. Lorillard again outperformed the domestic tobacco industry as Lorillard’s domestic wholesale shipments declined 3.9% in 2009 compared to 2008 versus an industry decrease of 8.6%.”

Fourth Quarter 2009 Results
Net sales were $1.378 billion in the fourth quarter of 2009, compared to $1.088 billion in the fourth quarter of 2008, an increase of $290 million. $270 million of that increase was the result of the April 1, 2009 increase in federal excise taxes on cigarettes. Net sales excluding excise taxes in the fourth quarter of 2009 increased $20 million, or 2.2% from the fourth quarter of 2008 as the result of higher average prices, partially offset by lower net unit sales volume and higher sales promotion costs accounted for as a reduction of sales. Gross profit was $481 million in the fourth quarter of 2009, or 51.6% of net sales excluding excise taxes compared to $493 million, or 54.1% of net sales excluding excise taxes in the fourth quarter of 2008. The decrease in gross profit reflects higher manufacturing costs, higher costs related to the State Settlement Agreements, higher pension expense and the assessment of Food and Drug Administration fees partially offset by higher net sales.
Total Lorillard wholesale shipment volume for the fourth quarter of 2009 of 9.047 billion units decreased 4.0% compared to the fourth quarter of 2008. Total domestic industry wholesale shipments decreased an estimated 7.4% for the fourth quarter of 2009 compared to the fourth quarter of 2008. Lorillard’s domestic wholesale shipments decreased 3.6% for the same period. This decrease in domestic wholesale shipments in the fourth quarter of 2009 reflects the impact on demand of the $0.62 increase in the federal excise taxes on cigarettes from $0.39 to $1.01 per pack on April 1, 2009. Newport’s domestic wholesale shipments decreased 6.5%, while Maverick’s domestic wholesale shipments increased 39.7% in the fourth quarter of 2009 compared to the fourth quarter of 2008. See attached table for details of Lorillard’s wholesale shipments.
Based on Lorillard’s proprietary retail shipment data, Newport continued to increase its domestic retail market share during the fourth quarter of 2009 by 0.46 share points to 10.32% from 9.86% in the fourth quarter of 2008. See attached table for selected retail share data.
Selling, general and administrative costs increased $4 million, or 5.1% in the fourth quarter of 2009 to $83 million compared to the fourth quarter 2008. The increase in the fourth quarter of 2009 is primarily due to a $2 million increase in pension costs and a $1 million increase in legal expenses due to the continuing defense costs associated with the Engle progeny cases.
Interest expense increased $9 million in the fourth quarter of 2009 compared to the fourth quarter of 2008 and the increase reflects interest on the Senior Notes issued in the second quarter of 2009, net of the effect of interest rate swap agreements.
Lorillard’s effective income tax rate was 37.9% in the fourth quarter of 2009 and 2008.
Net income in the fourth quarter of 2009 was $242 million, or $1.52 per share (basic and diluted), compared to $258 million, or $1.54 and $1.53 per share (basic and diluted respectively) in the fourth quarter of 2008. These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in the fourth quarter of 2009 than in the fourth quarter of 2008 resulting from the share repurchase programs authorized in August 2008, May 2009 and July 2009. The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.09.

See following table for additional information regarding the impact of excise taxes on reported results:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$1,378	$1,088	$5,233	$4,204
Less excise taxes	(446)	(176)	(1,547)	(712)

Net sales excluding excise taxes	932	912	3,686	3,492

Cost of sales	897	595	3,327	2,434
Less excise taxes	(446)	(176)	(1,547)	(712)

Cost of sales excluding excise taxes	451	419	1,780	1,722

Gross profit	481	493	1,906	1,770
Percentage of net sales excluding excise taxes	51.6%	54.1%	51.7%	50.7%

Selling, general and administrative	83	79	365	355

Operating income	$398	$414	$1,541	$1,415

Percentage of net sales excluding excise taxes	42.7%	45.4%	41.8%	40.5%
2009 Results
Net sales were $5.233 billion in 2009, compared to $4.204 billion in 2008, an increase of $1.029 billion. $835 million of that increase was the result of the April 2009 increase in federal excise taxes on cigarettes. Net sales excluding excise taxes in 2009 increased $194 million, or 5.6% from 2008 as a result of higher average unit prices, partially offset by lower net unit sales volume and higher sales promotion costs accounted for as a reduction in net sales. During 2009, Lorillard’s domestic wholesale unit shipments decreased by 3.9% versus an estimated industry decline of 8.6%. Gross profit was $1.906 billion, or 51.7% of sales excluding excise taxes in 2009, compared to $1.770 billion, or 50.7% of net sales excluding excise taxes in 2008. The increase in gross profit reflects an increase in net sales and the absence of free product promotions in 2009, partially offset by higher costs related to the State Settlement Agreements, higher federal excise taxes, higher manufacturing costs and higher pension costs.
Selling, general and administrative costs increased $10 million, or 2.8% in 2009 to $365 million compared to 2008, which included an $18 million charge related to the separation from Loews. 2009 results included a $8 million increase in pension costs and a $18 million increase in legal expenses due primarily to the continuing defense costs associated with the Engle progeny cases, partially offset by a $6 million decrease in marketing costs.
Investment income decreased $15 million in 2009, compared to 2008 and the decrease primarily reflects lower interest rates on investments.
Interest expense increased $26 million in 2009 compared to 2008 and the increase reflects interest on the Senior Notes issued in the second quarter of 2009, net of the effect of interest rate swap agreements.
Lorillard’s effective income tax rate was 37.6% in 2009 compared to 38.2% in 2008, which decreased income tax expense by $9 million. The lower tax rate was primarily due to the impact, in 2008, of the separation from Loews on the availability of the manufacturer’s deduction for the pre-separation period and the non-deductibility of certain separation expenses, and, in 2009, the favorable resolution of certain state income tax matters, partially offset by an increase in state tax rates.
Net income in 2009 was $948 million, or $5.76 per share (basic and diluted), compared to $887 million, or $5.15 per share (basic and diluted) in 2008. These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in 2009 than in 2008 resulting from the share repurchase programs authorized in August 2008, May 2009 and July 2009. The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.25.

Additional News
As of January 19, 2010, the Company completed its $750 million share repurchase program that was announced on July 27, 2009, after repurchasing an additional 1.1 million shares in January 2010 at an average purchase price of $78.36 per share. Cumulatively, we repurchased 9.8 million shares at an average price of $76.80 under this program.
On November 12, 2009, Lorillard, Inc. announced a quarterly dividend on its common stock, in the amount of $1.00, payable on December 11, 2009 to stockholders of record as of December 1, 2009.
Conference Call
A conference call to discuss the fourth quarter and annual 2009 results of Lorillard, Inc. has been scheduled for 10:00 a.m. EDT on Monday, February 8, 2010. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.
Those interested in participating in the question and answer session of the conference call should dial (888) 713-4211 (domestic) or (617) 213-4864 (international). The passcode for this event is: 49681162. When participants dial into the call, they will be asked for a pre-registration pin and they can obtain one by pre-registering at the following link: https://www.theconferencingservice.com/prereg/key.process?key=P6EQ8WTUT. Those who do not pre-register for the call can press *0 to speak to an operator and provide the passcode: 49681162.
An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard's website at www.lorillard.com or dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode: 61144203. The conference call will be available for replay in its entirety through February 15, 2010.
If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode: 61144203. The conference call will be available for replay in its entirety through February 15, 2010.
About Lorillard, Inc.
Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has five additional brand families marketed under the Kent, True, Maverick, Old Gold and Max brand names. These six brands include 41 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.
Forward-Looking Statements
Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.
Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
(Amounts in millions, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales (a)	$1,378	$1,088	$5,233	$4,204
Cost of sales (a) (b) (c)	897	595	3,327	2,434

Gross profit	481	493	1,906	1,770
Selling, general and administrative	83	79	365	355

Operating income	398	414	1,541	1,415
Investment income	1	1	5	20
Interest expense	(9)	—	(27)	(1)

Income before income taxes	390	415	1,519	1,434
Income taxes	148	157	571	547

Net income	$242	$258	$948	$887

Earnings per share:
Basic	$1.52	$1.54	$5.76	$5.15
Diluted	$1.52	$1.53	$5.76	$5.15

Weighted average number of shares outstanding:
Basic	158.72	168.19	164.48	172.09
Diluted	158.89	168.29	164.62	172.21

Supplemental information:
(a) Includes excise taxes.	$446	$176	$1,547	$712

(b) Includes charges to accrue obligations under the State Settlement Agreements.	280	263	1,128	1,117

(c) Includes charges to accrue obligations under the Federal Assessment for Tobacco Growers.	23	23	100	100

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	December 31,	December 31,
(In millions)	2009	2008
	(Unaudited)
Assets:
Cash and cash equivalents	$1,384	$1,191
Accounts receivable, less allowances of $3 and $2	9	7
Other receivables	41	55
Inventories	281	255
Deferred income taxes	466	454

Total current assets	2,181	1,962
Plant and equipment	237	218
Prepaid pension assets	66	36
Deferred income taxes	48	71
Other assets	43	34

Total assets	$2,575	$2,321

Liabilities and Shareholders’ Equity:
Accounts and drafts payable	$23	$30
Accrued liabilities	318	255
Settlement costs	982	974
Income taxes	14	14

Total current liabilities	1,337	1,273
Long-term debt	722	—
Postretirement pension, medical and life insurance benefits	300	317
Other liabilities	129	100

Total liabilities	2,488	1,690

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized — 600 million shares; par value—$0.01 per share Issued — 174 million and 174 million shares Outstanding — 156 million and 168 million shares	2	2
Additional paid-in capital	234	222
Earnings retained in the business	1,282	965
Accumulated other comprehensive loss	(121)	(158)
Treasury shares at cost, 18 million and 6 million shares	(1,310)	(400)

Total shareholders’ equity	87	631

Total liabilities and shareholders’ equity	$2,575	$2,321

Lorillard, Inc. and Subsidiaries
Wholesale Shipments
Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended			Year Ended
	December 31,			December 31,
(All units in thousands)	2009	2008	% Chg	2009	2008	% Chg

Full Price Brands

Total Newport	7,680,763	8,211,120	-6.5	31,021,252	33,335,809	-6.9
Total Kent Family	69,126	93,876	-26.4	295,098	398,190	-25.9
Total True	69,642	88,650	-21.4	292,386	369,582	-20.9
Total Max	4,464	5,988	-25.5	18,882	24,864	-24.1

Total Full Price Brands	7,823,995	8,399,634	-6.9	31,627,618	34,128,445	-7.3

Price/Value Brands

Total Old Gold	106,272	134,045	-20.7	445,883	549,526	-18.9
Total Maverick	956,262	684,665	39.7	3,486,204	2,312,303	50.8

Total Price/Value Brands	1,062,534	818,710	29.8	3,932,087	2,861,829	37.4

Total Domestic Cigarettes	8,886,529	9,218,344	-3.6	35,559,705	36,990,274	-3.9

Total Puerto Rico and U.S. Possessions	160,080	210,060	-23.8	724,860	759,996	-4.6

Grand Total	9,046,609	9,428,404	-4.0	36,284,565	37,750,270	-3.9

Notes:
1.	This information is unaudited and is not adjusted for returns.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The year ended December 31, 2009 contained one less shipping day than the comparable period ended December 31, 2008.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2009	2008	Pt Chg	2009	2008	Pt Chg
Lorillard	11.94	11.06	0.88	11.76	11.00	0.76
Newport	10.32	9.86	0.46	10.28	9.92	0.36
Total Industry Menthol	29.80	28.55	1.25	29.34	28.72	0.62
Newport Share of Menthol Segment	34.61	34.55	0.06	35.05	34.55	0.50

(1)	Unaudited information based on Lorillard’s Proprietary Retail Database